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Globecomm Systems Inc.

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The following press release was issued by Globecomm Systems Inc. (“Globecomm”) on August 26, 2013.

WASSERSTEIN & CO. TO ACQUIRE GLOBECOMM SYSTEMS INC.

HAUPPAUGE, N.Y., August 26, 2013 /BusinessWire/ — Globecomm Systems Inc. (NASDAQ: GCOM), a leading communications solutions provider, announced today that an affiliate of Wasserstein & Co. has entered into a definitive agreement to acquire Globecomm for $14.15 per share in cash. The purchase price represents a premium of 21.9% over the closing price on January 14, 2013, the day on which Globecomm announced that it had retained Needham & Company to assist it in a review of potential strategic alternatives to enhance shareholder value. The transaction is valued at approximately $340 million.

“We believe that this transaction is in the best interest of our shareholders, customers, partners and employees. Wasserstein & Co. has a proven track record of helping companies build on their success,” said David Hershberg, Chairman and CEO of Globecomm.

“Globecomm is a leader in developing and managing complex communications solutions with a strong track record of growth and innovative engineering that leverages its global communications network,” commented Anup Bagaria, Co-Managing Partner of Wasserstein & Co. “Globecomm has also made successful investments in new product development that we believe will drive future growth in both the Company’s existing and new markets.”

Management’s Current Expectations for the Fiscal Year Ended June 30, 2013

Based on preliminary financial results, Globecomm currently expects the following financial results for the fiscal year ended June 30, 2013:

•	Consolidated revenues to be approximately $319.6 million.

•	Services segment revenues to be approximately $199.1 million.

•	GAAP diluted net income per common share to be approximately $0.66.

•	Adjusted EBITDA to be approximately $38.4 million.

The Transaction

The transaction was unanimously approved by Globecomm’s Board of Directors and is expected to be completed in the fourth calendar quarter of 2013. The merger is subject to antitrust clearance and other governmental approvals, Globecomm stockholder approval, the satisfaction of certain financial conditions and other conditions. The transaction is expected to be financed through a combination of cash provided by Wasserstein & Co. affiliates and other co-investors, as well as debt financing. Highbridge Principal Strategies, LLC, on behalf of its affiliates, has entered into a commitment letter for the debt financing, subject to the terms thereof.

Needham & Company is serving as exclusive financial advisor to Globecomm. Kramer Levin Naftalis & Frankel LLP is acting as Globecomm’s legal counsel, and Jones Day is acting as legal advisor to Wasserstein & Co. U.S. Space LLC advised Wasserstein & Co. with respect to industry matters.

About Wasserstein & Co.

Wasserstein & Co. is a leading independent private equity and investment firm, focused primarily on leveraged buyout investments and related investment activities. Wasserstein & Co. manages capital on behalf of institutional and individual investors. The firm is focused on investments primarily in the media, consumer products and water equipment and services industries. Wasserstein & Co. has offices in New York and Los Angeles. For more information, visit www.wasserco.com.

About Globecomm Systems

Globecomm Systems Inc., (“we”, “our”, “us” or “Globecomm”) is a leading global communications solutions provider. Employing our expertise in emerging communication technologies, including satellite and other transport mediums, we are able to offer a comprehensive suite of system integration, system products, and network services enabling a complete end-to-end solution for our customers. We believe our integrated approach of in-house design and engineering expertise combined with a world-class global network and its 24 by 7 network operating centers provides us a unique competitive advantage. We focus this value proposition to selective vertical markets, including government, wireless, media, enterprise and maritime. As a communications solutions provider we leverage our global network to provide customers managed access services to the United States Internet backbone, video content, the public switched telephone network or their corporate headquarters or government offices. We currently have customers for which we are providing these solutions in the United States, Europe, South America, Africa, the Middle East and Asia.

Based in Hauppauge, New York, Globecomm also maintains offices in Maryland, New Jersey, Virginia, the Netherlands, South Africa, Hong Kong, Germany, Singapore, the United Arab Emirates and Afghanistan.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP measure which represents net income before interest income, interest expense, provision for income taxes, depreciation, amortization expense, non-cash stock compensation expense, and earn-out fair value adjustments. We believe this provides greater transparency by helping illustrate comparability between current and prior periods. Under an accounting pronouncement on business combinations, acquisition related costs are required to be expensed rather than capitalized, and changes to the fair value of earn-out payments must be recognized in earnings. Therefore, the exclusion of the earn-out fair value adjustments in the adjusted EBITDA calculation provides better comparability.

Adjusted EBITDA does not represent cash flows as defined by GAAP. We disclose adjusted EBITDA because it is a financial measure commonly used in our industry. Because adjusted EBITDA facilitates internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use adjusted EBITDA in measuring performance relative to that of our competitors and in evaluating acquisition opportunities. Our management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. Adjusted EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with GAAP. Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, Globecomm will file proxy materials with the Securities and Exchange Commission, or the SEC, relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of Globecomm in advance of the special meeting. Stockholders of Globecomm are urged to read the proxy statement and other relevant materials when they become available, as they will contain important information about the proposed transaction. Stockholders may obtain a free copy of the proxy statement and any other relevant documents (when available) at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents also will be available on Globecomm’s website (http://www.globecomm.com) and may be obtained free of charge from Globecomm by directing a request to Globecomm Systems Inc., Attn: Corporate Secretary, 45 Oser Avenue, Hauppauge, NY 11788.

Globecomm and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Globecomm’s stockholders in respect of the proposed transaction. Information about the directors and executive officers of Globecomm and their respective interests in Globecomm by security holdings or otherwise is set forth in its proxy statement relating to the 2012 annual meeting of stockholders, which was filed with the SEC on October 5, 2012. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the proposed transaction when it becomes available.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, financing for the transaction and the completion of the transaction. These statements are based on the current expectations of the management of Globecomm. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, conditions to the closing of the transaction may not be satisfied and the transaction may involve unexpected costs, unexpected liabilities or unexpected delays. Additional factors that may affect the future results of Globecomm are set forth in its Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and filed with the SEC on September 13, 2012, and in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 and filed with the SEC on May 10, 2013, which are available at http://www.sec.gov. Unless required by law, Globecomm undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Globecomm Systems

Contact Information:

Julia Hanft, 631-457-1144

Vice President, General Counsel & Corporate Secretary

jhanft@globecomm.com

Company Information:

Globecomm Systems Inc.

45 Oser Avenue

Hauppauge, NY 11788

Phone: 631-231-9800; Fax: 631-231-1557

Web: http://www.globecommsystems.com

The following message was sent to Globecomm employees on August 26, 2013.

David Hershberg

Chairman and Chief Executive Officer

To: Globecomm Systems Inc. Employees

This morning, we announced that Globecomm has agreed to be acquired by Wasserstein & Co., a New York-based family of private equity funds that have invested in over 50 platform and add-on investments representing over $3 billion in enterprise value. Under the agreement, a Wasserstein & Co. fund will purchase all shares of Globecomm’s common stock. A copy of the press release is attached.

We know many of you will have questions; so we have also attached a Q & A document that addresses what we hope will answer many of your questions. Any other questions you may have should be addressed to either Dave Hershberg or Keith Hall, directly.

We believe Wasserstein & Co. is an excellent partner for Globecomm, and that they will aid us in our growth endeavors. At the same time, we will be able to maintain flexibility and independence to continue to serve our government, maritime and commercial customers with the industry-leading communications solutions that they expect from Globecomm. Our headquarters will remain in Hauppauge.

We are very excited about this transaction, and believe it will provide considerable opportunities and benefits to the company, our customers, and hence our employees. We expect no changes or interruptions in fulfilling our obligations to our customers as a result of this transaction.

Until the transaction closes, Globecomm will remain a stand-alone, public company, and all the regulations and restrictions that apply to public companies will continue to apply to us until that time. When the acquisition closes, Globecomm will become a private company, i.e. our shares will no longer be publicly traded on the NASDAQ stock market.

Until the transaction closes, you should conduct business as usual. Also, please remember that you must not speak to reporters, investors or analysts without my or Keith Hall’s prior explicit approval. If you are contacted, please refer the person to Julia Hanft, our General Counsel.

We will make every effort to keep you informed about developments and progress throughout this process.

Your support and efforts will be critical to the continued success of Globecomm, and I and the rest of Globecomm’s management team and Board of Directors would like to thank you for your continued hard work and support.

Thanks,

Dave

The following Q&A was sent to Globecomm employees on August 26, 2013.

Employee Questions and Answers

1.	How will this transaction affect employees and management?

The transaction does not require any changes to the Globecomm workforce or its management team. The operating units and corporate functions and their leadership are expected to continue as before the transaction.

2.	After the transaction closes, what will the resulting company be called?

We will continue to be called Globecomm Systems. All our subsidiary companies will also continue to use their current names.

3.	What can employees expect in the interim?

It will be business as usual.

Until the transaction closes, we all need to remain focused on achieving our goals and serving our customers with the same passion and dedication that we have provided to them since our inception. We are counting on all of you to continue, as always, to provide our customers with the value, superior products and superior service they have come to expect.

4.	How will this transaction affect our relationship with our customers?

There will be no changes to our relationship with our customers. We will still be Globecomm, with all of the same resources, businesses and products as before. We will continue to serve and nurture all of our customers as before.

5.	What should I do if I receive a call from a reporter or analyst asking for information about the acquisition?

There are a variety of securities regulations and other laws which you could inadvertently violate by speaking to a reporter or analyst about the transaction. As such, employees are prohibited from speaking to reporters or analysts without the prior explicit approval of Dave Hershberg or Keith Hall.

If you are contacted, you must inform your local subsidiary President or supervisor, who will in turn inform Julia Hanft.

6.	Where can employees obtain additional information?

We will make every effort to keep you informed about developments and progress throughout the process.

7.	What is Wasserstein & Co.?

Wasserstein is a private equity investment firm that invests through sponsored investment funds in a broad range of industries. They are based in New York.

8.	When is the transaction expected to close?

There are a number of conditions that must be met prior to closing, including that the transaction is subject to approval by our stockholders. We are working on satisfying these closing conditions as quickly as possible. We expect to close in the fourth calendar quarter of 2013. We do not have more precise information to share at this time.

Additional Information and Where to Find It

In connection with the proposed transaction, Globecomm will file proxy materials with the Securities and Exchange Commission, or the SEC, relating to the solicitation of proxies to vote at a special meeting of stockholders to be called to approve the proposed transaction. The definitive proxy statement will be mailed to the stockholders of Globecomm in advance of the special meeting. Stockholders of Globecomm are urged to read the proxy statement and other relevant materials when they become available, as they will contain important information about the proposed transaction. Stockholders may obtain a free copy of the proxy statement and any other relevant documents (when available) at the SEC’s web site at http://www.sec.gov. The definitive proxy statement and these other documents also will be available on Globecomm’s website (http://www.globecomm.com) and may be obtained free of charge from Globecomm by directing a request to Globecomm Systems Inc., Attn: Corporate Secretary, 45 Oser Avenue, Hauppauge, NY 11788.

Globecomm and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from Globecomm’s stockholders in respect of the proposed transaction. Information about the directors and executive officers of Globecomm and their respective interests in Globecomm by security holdings or otherwise is set forth in its proxy statement relating to the 2012 annual meeting of stockholders, which was filed with the SEC on October 5, 2012. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement regarding the proposed transaction when it becomes available.

Cautionary Note Concerning Forward-Looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (i) the risk that the merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy of the conditions to the consummation of the merger, including the adoption of the merger agreement by the stockholders of the Company and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee or to pay an expense reimbursement, (iv) the effect of the announcement or pendency of the merger on the Company’s business relationships, operating results and business generally, (v) the potential adverse effect on the Company’s business, properties and operations because of certain covenants the Company agreed to in the merger agreement, (vi) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger, (vii) risks related to diverting management’s attention from the Company’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against us related to the merger agreement or the merger and (ix) the amount of the costs, fees, expenses and charges related to the merger agreement and merger.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in these materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. Except as required by applicable law or regulation, the Company does not undertake to update these forward-looking statements to reflect future events or circumstances. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended June 30, 2012, which was filed with the SEC on September 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.